Exhibit 3.10

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BE ACTIVE HOLDINGS, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Be Active Holdings, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: That Article FIFTH of the Corporation's Amended and Restated Certificate of Incorporation be amended to read as follows:

"FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Billion One Hundred Fifty Million (3,150,000,000) which shall consist of (i) Three Billion (3,000,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) One Hundred Fifty Million (150,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock")."

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation has been amended as follows by adding the following to Article FIFTH immediately after the first paragraph:

"The issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of 1 share of Common Stock for each 1,000 shares of Common Stock currently issued and outstanding. Such combination shall not change the number of shares of capital stock which the Corporation shall have authority to issue nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding."

THIRD: That such amendment has been duly adopted by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that prompt written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: The filing is to be effective as of the 30th of November, 2015.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:34 AM 11/19/2015
FILED 11:34 AM 11/19/2015
SR 20150990910 - File Number 4481068